Exhibit 99.2
Park City Group Reports First Quarter 2019 Results

Earnings Accelerated as Revenues Grew 26% and Net Income Increased by 192%
Record Operating Cash Flows of $1.6 Million Drove Total Cash to Record Levels
Customer Focus Drove Strong Growth in Connections and Increased Cross Selling

SALT LAKE CITY--(BUSINESS WIRE)-- Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., which operates a B2B e-commerce, compliance, and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies, announced financial results for the first fiscal quarter ended September 30, 2018.

First Fiscal Quarter Financial and Recent Business Highlights:

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Revenue increased 26%to $5.9 million from $4.7 million in the same period last year

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Net income nearly tripled to $966,000 from $331,000 in the same period last year

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Record operating cash flows of $1.6 million drove total cash to record high of $16.5 million

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Customer focus drove strong connection growth, low churn, and increased cross selling

●
Compliance connections reached 70,000 for nearly 300,000 connections across all applications

"We began fiscal 2019 with strong momentum and continued growth across all areas of our business," said Randall K. Fields, Chairman and Chief Executive Officer of Park City Group. "Total revenues increased 26% in the first quarter, and we delivered a near tripling of net income, and record operating cash flows. Results for the quarter were driven by our Compliance business, with growth of both Tier 1 and Tier 2 connections, continued growth in high quality Supply Chain subscription revenue, and a large year-over-year increase in revenues from our MarketPlace initiative."

Mr. Fields added. "With the convergence of our Supply Chain offering into ReposiTrack and the launch of MarketPlace we have created a single platform to address our customers' needs across every aspect of the supply chain. This is allowing us to better cross-sell our solutions within our network which positions us to more effectively drive growth and accelerate profitability. As a result, we are winning larger mandates from our retail and wholesale HUBs for both our Compliance and Supply Chain solutions and driving sales of our applications deeper into their supplier bases, most notably with our Tier 2 Supplier HUB growth initiative."

"With MarketPlace up and running, and revenues accelerating, we rotated our focus back to Compliance," Mr. Fields added. "As a result, we generated strong results from Compliance activities during the first quarter. We saw near record growth in Tier-1 Compliance connections, while our Success Team's increased focus on signing up Tier-2 Supplier Hubs accelerated the pace of this activity from prior quarters. This gives us even greater confidence that this offering will be a catalyst for growth beginning in the second half of this year as we leverage our relationship with the thousands of suppliers in our Compliance network."

"Our Supply Chain business continues to deliver solid revenue growth," said Mr. Fields. "This is increasingly being driven by larger mandates from retail and wholesale HUBs seeking to drive our applications deeper into their supply chains as they see the benefit from our solutions to their competitive capabilities. However, overall results are also clearly underpinned by low churn of both Supply Chain and Compliance customers due to our relentless pursuit of customer satisfaction, with overall churn less than 2% of total revenues in the past year."

"Last, but certainly not least, we continue to be encouraged by the results we are achieving from MarketPlace with one of the largest retailers in the country," concluded Mr. Fields. "During the first quarter, we expanded our program with this customer to a second category, improved our execution capabilities, and are working to onboard new retail HUB buyers to the platform. As expected, we experienced some seasonality during the first quarter, which will likely continue into our second quarter. Nevertheless, year-over-year growth remains significant and we remain confident we will add at least two more buyer HUBs to MarketPlace in fiscal 2019."

Financial Results Summary:

First Fiscal Quarter Results: Total revenue increased 26% to $5.9 million for the three months ended September 30, 2018, as compared to $4.7 million during the same period a year ago. Total operating expenses were $4.9 million, a 15% increase from $4.3 million a year ago, as the Company begins to leverage investments made in increasing productivity. GAAP net income was $996,000, or 16.3% of revenue, versus $331,000, or 7.0% of revenue, a year ago, and GAAP net income to common shareholders was $820,000, or $0.04 per diluted share, compared to $214,000, or $0.01 per diluted share, a year ago.

Conference Call:

The Company will host a conference call at 4:30 P.M. ET today, November 8, 2018 to discuss the Company's results. Investors and interested parties may participate in the call by dialing 877-830-2597 or 785-424-1744 (international) and referring Conference ID: PARKCITY. The conference call is also being webcast and is available via the investor relations section of the Company's website, www.parkcitygroup.com.

A replay of the conference call will be available from 7:30 ET today until 11:59 p.m. ET on December 8, 2018. The Replay can be accessed by calling 844-512-2921 (toll-free) or 412-317-6671 (international). Please enter pin number 132193 to access the replay.

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal quarter ended September 30, 2018 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

-- Financial Tables Follow --

Park City Group, Inc.
INCOME STATEMENT

	3 Months Ended
FY ENDS June	9/30/18	9/30/17	% Chg.

Total Revenues	$5,941,994	$4,712,165	26%

Operating Expenses
Cost of Services and Product Support	(1,728,526)	(1,418,013)	22%
Sales and Marketing	(1,908,024)	(1,585,940)	20%
General and Administrative	(1,143,311)	(1,135,770)	1%
Depreciation and Amortization	(145,375)	(158,803)	(8%)
Total Operating Expenses	(4,925,236)	(4,298,526)	15%

Operating Income	$1,016,758	$413,639	146%

Interest Income	35,124	17,798	97%
Interest (Expense)	(10,473)	(39,989)	(74%)
Income Before Taxes	1,041,409	391,448	166%

Provision for Taxes	(75,000)	(60,598)	24%

Net Income	$966,409	$330,850	192%

Dividends on Preferred Stock	(146,611)	(117,160)	25%

Net Income to Common Shareholders	$819,798	$213,690	284%

GAAP EPS, Basic	$0.04	$0.01	277%
GAAP EPS, Diluted	$0.04	$0.01	283%

Weighted Average Shares, Basic	19,786,000	19,424,000
Weighted Average Shares, Diluted	20,363,000	20,338,000

Park City Group, Inc.
RECONCILIATION OF NON-GAAP ITEMS

	3 Months Ended
FY ENDS June	9/30/18	9/30/17	% Chg.

Net Income	$966,409	$330,850	192%

Adjustments:
Depreciation and Amortization	145,375	158,803	(8%)
Interest Expense (Income)	(24,651)	22,191	NM
Provision for Taxes	75,000	60,598	24%
Other (Incl. Bad Debt Exp.)	100,000	50,000	100%
Stock Compensation Expense	95,688	198,314	(52%)

Adjusted EBITDA	$1,357,821	$820,756	65%

Net Income	$966,409	$330,850	192%

Adjustments:
Stock Compensation Expense	95,688	198,314	(52%)
Acquisition Related Amortization	32,850	32,850	-

Adjusted non-GAAP Net Income	1,094,947	562,014	95%

Preferred Dividends	(146,611)	(117,160)	25%

Adjusted non-GAAP Net Income to Common Shareholders	$948,336	$444,854	113%

Adjusted Non-GAAP EPS	$0.05	$0.02	113%

Weighted Average Shares, Diluted	20,363,000	20,338,000

Park City Group, Inc.
CONSOLIDATED BALANCE SHEET

	Period Ended
FY ENDS June	9/30/18	6/30/18

Assets

Current Assets:
Cash	$16,451,196	$14,892,439
Receivables, Net Allowances	3,696,908	4,222,348
Contract Asset (Current Portion of Unbilled)	2,197,201	3,502,287
Prepaid Expenses and Other Current Assets	829,039	1,116,387
Total Current Assets	$23,174,344	$23,733,461

Property and Equipment, Net	$1,809,830	$1,896,348

Other Assets:
Deposits, and Other Assets	18,691	18,691
Contract Asset (Long-Term Portion of Unbilled)	2,808,194	1,194,574
Investments	477,884	477,884
Customer Relationships	886,950	919,800
Goodwill	20,883,886	20,883,886
Capitalized Software Costs, Net	144,410	168,926
Total Other Assets	$25,220,015	$23,663,761

Total Assets	$50,204,189	$49,293,570

Liabilities

Current Liabilities:
Accounts Payable	$939,520	$1,490,434
Accrued Liabilities	1,526,448	745,694
Contract Liability (Deferred Revenue)	2,115,539	2,335,286
Lines of Credit	4,660,000	3,230,000
Current Portion of Notes Payable	36,400	188,478
Total Current Liabilities	$9,277,907	$7,989,892

Long-Term Liabilities:
Notes Payable, Less Current Portion	267,612	1,592,077
Other Long-Term Liabilities	-	7,275
Total Long-Term Liabilities	$267,612	$1,599,352

Total Liabilities	$9,545,519	$9,589,244

Shareholder Equity

Series B Preferred	$6,254	$6,254
Series B-1 Preferred	2,124	2,124
Common Stock	197,927	197,738
Additional Paid-In Capital	76,846,244	76,711,887
Accumulated Deficit	(36,393,879)	(37,213,677)

Total Shareholder Equity	$40,658,670	$39,704,326

Total Liabilities and Shareholder Equity	$50,204,189	$49,293,570

Park City Group, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS

	3 Months Ended
FY ENDS June	9/30/18	9/30/17

Cash Flows From Operating Activities:
Net Income	$966,409	$330,850
Adj. to Reconcile Net Income to Net Cash from Operating Activities:
Depreciation and Amortization	145,376	158,803
Bad Debt Expense	100,000	50,000
Stock Compensation Expense	95,688	198,314
Decrease (Increase) in Accounts Receivables	1,730,526	(711,674)
Decrease (Increase) in LT Receivables, Prepaid Expenses and Other Assets	(1,326,272)	459,814
Increase (Decrease) in Accounts Payable	(550,914)	324,963
Increase (Decrease) in Accrued Liabilities	666,002	53,993
Increase (Decrease) in Deferred Revenue	(220,023)	190,454
Net Cash From (Used In) Operating Activities	$1,606,792	$1,055,517

Cash Flows From Investing Activities:
Capitalization of Software Costs	-	(111,241)
Purchase of Property and Equipment	(1,492)	(86,732)
Net Cash From (Used In) Investing Activities	$(1,492)	$(197,973)

Cash Flows From Financing Activities:
Proceeds from Issuance of Notes Payable	-	56,078
Net Increase in Line of Credit	1,430,000	-
Payments on Notes Payable and Capital Leases	(1,476,543)	(81,842)
Net Cash From (Used In) Financing Activities	$(46,543)	$(25,764)

Net Increase (Decrease) in Cash	$1,558,757	$831,780

Cash at Beginning of Period	14,892,439	14,054,006

Cash at End of Period	$16,451,196	$14,885,786

Non-GAAP Financial Measures

While this press release does not include non-GAAP financial measures, the financial presentation below contains certain financial measures defined as "non-GAAP financial measures" by the Securities and Exchange Commission, including non-GAAP EBITDA and non-GAAP earnings per share. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures to the nearest comparable GAAP measures will be provided upon the completion of the Company's annual audit.

Non-GAAP EBITDA excludes items such as impairment charges, allowance for doubtful accounts, non-cash stock-based compensation and other one-time cash and non-cash charges. Non-GAAP EPS excludes items such as non-cash stock-based compensation, amortization of acquired intangible assets and other one-time cash and non-cash charges. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, which may not be indicative of its core operation results and business outlook. Because Park City Group has historically reported certain non-GAAP results to investors, the Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company's financial results with the Company's historical financial results reported using non-GAAP financial measures, as well as with the financial results reported by others.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Park City Group, Inc. ("Park City Group") are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Park City's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

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Investor Relations:
Park City Group, Inc.
Todd Mitchell, CFO, 435-645-2216
investor-relations@parkcitygroup.com
or
Hayden IR
Rob Fink / Brett Maas
646-415-8972 / 646-536-7331
PCYG@haydenir.com